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                      November 16, 2022

       Ricky Qizhi Wei
       Chief Executive Officer
       Dunxin Financial Holdings Limited
       27th Floor, Lianfa International Building
       128 Xudong Road, Wuchang District
       Wuhan City, Hubei Province 430063
       People   s Republic of China

                                                        Re: Dunxin Financial
Holdings Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-34958

       Dear Ricky Qizhi Wei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance